EXHIBIT 99.5

                              FORM OF GRANT LETTER

                                  [Insert Date]

Dear [Insert Name of Director]:

         This letter is to notify you that Circuit City Stores, Inc. hereby grants you [Insert number of shares] shares of Circuit City Group Common Stock and [Insert number of shares] shares of CarMax Group Common Stock in consideration of your service to the Company as a director from June 13, 2000 until the 2001 Annual Meeting of Shareholders. Enclosed are share certificates representing the number of shares granted.

                                                  Sincerely,



                                                  W. Alan McCollough
                                                  President
                                                  and Chief Executive Officer